Exhibit 99.1

        Magnetek to Announce Fiscal 2005 Year-End Results on August 25th; Company Updates Fourth Quarter Guidance, Comments on Discontinued Operations

    LOS ANGELES--(BUSINESS WIRE)--July 8, 2005--Magnetek, Inc. (NYSE:MAG) will announce the results of its 2005 fiscal year, which ended on July 3 (a), before trading commences on the New York Stock Exchange on Thursday, August 25, 2005. A conference call with management regarding the results will follow at 11:00 a.m. Eastern time. The conference call will be carried live and replayed on Magnetek's website: www.magnetek.com .
    Today, the Company provided further guidance as to the fourth quarter of fiscal 2005. Fourth-quarter 2005 earnings from continuing operations are expected to be near breakeven on revenues of $57 to $58 million, versus a loss of 7 cents a share on $57.0 million in revenues in the third quarter of FY `05. Including results of discontinued operations, the Company expects to report a loss of 5 to 7 cents a share, versus a loss of 86 cents per share in the third quarter of FY 2005.
    Most of the third-quarter loss from discontinued operations ($22.5 million or 77 cents per share) reflects the booking of an arbitration award reported by Magnetek on May 4, 2005. Although the Company is contesting this award in Federal Court, it is also holding settlement discussions and preparing to pay the award, if necessary, through debt refinancing and the sale of assets unrelated to its long-term power-control technology growth strategy. Court briefings are scheduled to be completed on July 15, 2005 with a decision expected thereafter.
    Magnetek, Inc. manufactures power control products and systems for communications, data processing, industrial automation, consumer products, mass transit, alternative energy, utility grid monitoring and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China, and reported total revenue of $243 million for its 2004 fiscal year, ended on June 27 (a), 2004.

    (a) Magnetek's fiscal year ends on the Sunday nearest June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter and fiscal year ended July 3, 2005. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include audit-related costs and findings and legal proceedings and their effects on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com